041 Putnam Global Income Trust, October 31, 2013, annual Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					6,034
Class B		  		 	  212
Class C		    		  	  740
Class M		     	  	          340

72DD2

Class R		     	   	  	  137
Class R5				    0
Class R6				   77
Class Y		    		  	1,616

73A1

Class A				  	0.346
Class B				  	0.260
Class C	      		  		0.260
Class M	      		  		0.318

73A2

Class R		 		  	0.319
Class R5				0.378
Class R6				0.388
Class Y				  	0.375

73C

Class A				     	0.038
Class B				     	0.028
Class C				     	0.028
Class M				     	0.034
Class R				     	0.034
Class R5				0.041
Class R6				0.042
Class Y				     	0.041

74U1

Class A			    	       15,858
Class B				  	  720
Class C					2,539
Class M					1,001

74U2

Class R				  	  445
Class R5				    1
Class R6				  320
Class Y					3,189

74V1

Class A					12.57
Class B					12.51
Class C					12.51
Class M					12.45

74V2

Class R					12.54
Class R5				12.56
Class R6				12.57
Class Y					12.57

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.